                                                                   EXHIBIT 10.18


                                                                Redacted Version

                                CREDIT AGREEMENT

                                      AMONG

                                AMAZON.COM, INC.,

                        DEUTSCHE BANK AG, NEW YORK BRANCH

                            AS ADMINISTRATIVE AGENT,

                                       AND

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO







                                   ARRANGED BY



                         DEUTSCHE MORGAN GRENFELL, INC.

                          DATED AS OF DECEMBER 23, 1997



"[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.
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                                TABLE OF CONTENTS

                                    CONTENTS

ARTICLE I DEFINITIONS .............................................................   1
        1.1    Certain Defined Terms ..............................................   1
        1.2    Other Interpretive Provisions ......................................  20
        1.3    Accounting Principles ..............................................  21

ARTICLE II THE CREDIT .............................................................  21
        2.1    Amounts and Terms of Commitment ....................................  21
        2.2    Loan Accounts ......................................................  22
        2.3    Funding of Loans ...................................................  22
        2.4    Conversion and Continuation Elections ..............................  22
        2.5    Optional Prepayments ...............................................  24
        2.6    Mandatory Prepayments of Loans .....................................  24
        2.7    Repayment ..........................................................  25
        2.8    Interest ...........................................................  26
        2.9    Fees ...............................................................  26
        2.10   Computation of Fees and Interest ...................................  27
        2.11   Payments by the Borrower ...........................................  27
        2.12   Payments by the Lenders to the Agent ...............................  28
        2.13   Sharing of Payments, Etc. ..........................................  28
        2.14   Security ...........................................................  29

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY ................................  29
        3.1    Taxes ..............................................................  29
        3.2    Illegality .........................................................  30
        3.3    Increased Costs and Reduction of Return ............................  31
        3.4    Funding Losses .....................................................  32
        3.5    Inability to Determine Rates .......................................  33
        3.6    Certificates of Lenders ............................................  33
        3.7    Survival ...........................................................  33

ARTICLE IV CONDITIONS PRECEDENT ...................................................  33
        4.1    Conditions of Loans ................................................  33
        4.2    Conditions to Continuations/Conversions ............................  36

ARTICLE V REPRESENTATIONS AND WARRANTIES ..........................................  36
        5.1    Corporate Existence and Power ......................................  36

        5.2    Corporate Authorization; No Contravention ..........................  37
        5.3    Governmental Authorization .........................................  37
        5.4    Binding Effect .....................................................  37
        5.5    Litigation .........................................................  38
        5.6    No Default .........................................................  38
        5.7    ERISA Compliance ...................................................  38
        5.8    Use of Proceeds; Margin Regulations ................................  39
        5.9    Title to Properties ................................................  39
        5.10   Taxes ..............................................................  39
        5.11   Financial Condition ................................................  40
        5.12   Environmental Matters ..............................................  40
        5.13   Collateral Documents ...............................................  41
        5.14   Regulated Entities .................................................  42
        5.15   No Burdensome Restrictions .........................................  42
        5.16   Copyrights, Patents, Trademarks and Licenses, Etc. .................  42
        5.17   Subsidiaries .......................................................  42
        5.18   Insurance ..........................................................  42
        5.19   Solvency ...........................................................  43
        5.20   Full Disclosure ....................................................  43

ARTICLE VI AFFIRMATIVE COVENANTS ..................................................  43
        6.1    Financial Statements ...............................................  43
        6.2    Certificates; Other Information ....................................  44
        6.3    Notices ............................................................  45
        6.4    Preservation of Corporate Existence, Etc. ..........................  46
        6.5    Maintenance of Property ............................................  47
        6.6    Insurance ..........................................................  47
        6.7    Payment of Obligations .............................................  48
        6.8    Compliance with Laws ...............................................  48
        6.9    Compliance with ERISA ..............................................  48
        6.10   Inspection of Property and Books and Records .......................  48
        6.11   Environmental Laws .................................................  49
        6.12   Use of Proceeds ....................................................  49
        6.13   Swap Contracts .....................................................  50
        6.14   Further Assurances .................................................  50

ARTICLE VII NEGATIVE COVENANTS ....................................................  52
        7.1    Limitation on Liens ................................................  52
        7.2    Disposition of Assets ..............................................  54
        7.3    Consolidations and Mergers .........................................  55

        7.4    Loans and Investments ..............................................  55
        7.5    Limitation on Indebtedness .........................................  56
        7.6    Transactions with Affiliates .......................................  57
        7.7    Use of Proceeds ....................................................  57
        7.8    Contingent Obligations .............................................  58
        7.9    Lease Obligations ..................................................  58
        7.10   Restricted Payments ................................................  59
        7.11   ERISA ..............................................................  59
        7.12   Change in Business .................................................  60
        7.13   Accounting Changes .................................................  60
        7.14   Financial Covenants ................................................  60
        7.15   Subordinated Debt ..................................................  61
        7.16   Non-Material Subsidiaries ..........................................  62

ARTICLE VIII EVENTS OF DEFAULT ....................................................  62
        8.1    Event of Default ...................................................  62
        8.2    Remedies ...........................................................  66
        8.3    Rights Not Exclusive ...............................................  66
        8.4    Certain Financial Covenant Defaults ................................  67
        8.5    Non-Material Subsidiaries ..........................................  67
        8.6    Acquired Subsidiaries ..............................................  67

ARTICLE IX THE AGENT ..............................................................  67
        9.1    Appointment and Authorization ......................................  67
        9.2    Delegation of Duties ...............................................  68
        9.3    Liability of Agent .................................................  68
        9.4    Reliance by Agent ..................................................  68
        9.5    Notice of Default ..................................................  69
        9.6    Credit Decision ....................................................  69
        9.7    Indemnification of Agent ...........................................  70
        9.8    Agent in Individual Capacity .......................................  71
        9.9    Successor Agent ....................................................  71
        9.10   Withholding Tax ....................................................  71
        9.11   Collateral Matters .................................................  73

ARTICLE X MISCELLANEOUS ...........................................................  74
        10.1   Amendments and Waivers .............................................  74
        10.2   Notices ............................................................  75
        10.3   No Waiver; Cumulative Remedies .....................................  76
        10.4   Costs and Expenses .................................................  76

        10.5   Borrower Indemnification ...........................................  77
        10.6   Marshalling; Payments Set Aside ....................................  77
        10.7   Successors and Assigns .............................................  78
        10.8   Assignments, Participations, Etc. ..................................  78
        10.9   Confidentiality ....................................................  80
        10.10  Set-off ............................................................  81
        10.11  Automatic Debits of Fees ...........................................  81
        10.12  Notification of Addresses, Lending Offices, Etc. ...................  82
        10.13  Counterparts .......................................................  82
        10.14  Severability .......................................................  82
        10.15  No Third Parties Benefited .........................................  82
        10.16  Governing Law and Jurisdiction .....................................  82
        10.17  Waiver of Jury Trial ...............................................  83
        10.18  Entire Agreement ...................................................  83


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SCHEDULES

Schedule 2.1          Commitments and Pro Rata Shares
Schedule 5.5          Litigation
Schedule 5.7          ERISA
Schedule 5.11         Permitted Liabilities
Schedule 5.12         Environmental Matters
Schedule 5.16         Subsidiaries and Minority Interests
Schedule 5.17         Insurance Matters
Schedule 6.14         Financing Statement Filing Schedule
Schedule 7.1          Permitted Liens
Schedule 7.5          Permitted Indebtedness
Schedule 7.8          Contingent Obligations
Schedule 10.2         LIBOR and Domestic Lending Offices; Addresses for Notices


EXHIBITS

Exhibit A             Form of Notice of Conversion/Continuation
Exhibit B             Form of Compliance Certificate
Exhibit C             Form of Legal Opinion of Borrower's Counsel
Exhibit D             Form of Assignment and Acceptance
Exhibit E             Form of Promissory Note
Exhibit F             Form of Warrant
Exhibit G             Form of Consent of Lessors/Warehousemen

                                CREDIT AGREEMENT

        This CREDIT AGREEMENT is entered into as of December 23, 1997, among Amazon.com, Inc., a Delaware corporation (the "Borrower"), the several financial institutions from time to time party to this Agreement (collectively, the "Lenders"; individually, a "Lender"), and Deutsche Bank AG, New York Branch, as administrative agent for the Lenders.

        WHEREAS, the Lenders have agreed to make available to the Borrower a secured term loan facility upon the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1     CERTAIN DEFINED TERMS

        The following terms have the following meanings:

        "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the formation or acquisition of all or any portion of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise, resulting in a Joint Venture or causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

        "Agent" means Deutsche Bank in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under
Section 9.9.

        "Agent-Related Persons" means Deutsche Bank and any successor agent arising under Section 9.9, together with their respective Affiliates (including, in the case of Deutsche Bank, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

        "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent, or such other address as the Agent may from time to time specify.

        "Agreement" means this Credit Agreement.

        "Arranger" means Deutsche Morgan Grenfell, Inc., a Delaware corporation.

        "Assignee" has the meaning specified in subsection 10.8(a).

        "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

        "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

        "Base Rate" means, for any day, the higher of:

               (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Deutsche Bank in New York, New York, as its "prime lending rate." The "prime lending rate" shall mean the rate announced by Deutsche Bank from time to time as its prime lending rate for secured commercial loans within the United States (but is not intended to be the lowest rate of interest charged by Deutsche Bank in connection with extensions of credit to debtors.)

        Any change in the prime rate announced by Deutsche Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

        "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close


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
and, if the applicable Business Day relates to any LIBOR Rate Loan, means such a day on which dealings are carried on in the London interbank market.

        "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

        "Capital Expenditure Component" shall mean, with respect to the fiscal years described below, the lower of Limit A and Limit B set forth below:

FISCAL YEAR                      LIMIT A                         LIMIT B

[   *   ]

in each case, where "Sales" means revenues on a GAAP basis for the relevant period as reported (or to be reported) on annual financial statements filed with the SEC or in connection with delivery of financial information under Section
6.1 hereof if such financial statements are no longer filed by the Borrower with the SEC.

        "Cash Equivalents" means (i) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (ii) certificates of deposit, eurodollar time deposits, overnight bank deposits, bankers' acceptances and repurchase agreements of any Lender or any other commercial bank whose unsecured long-term debt obligations are rated at least A-1 by Standard & Poor's Ratings Service Group, a division of the McGraw Hill Companies, Inc., and any successor thereto ("S&P") or A3 by Moody's Investors Service, Inc. having maturities of one year or less from the date of acquisition, and (iii) commercial paper rated at least A-1 by S&P or P-1 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments.

        "CERCLA" has the meaning specified in the definition of "Environmental Laws."

        "Change of Control" means the occurrence of the following: (a) any single person or single entity or group of persons acting in concert that is not a significant shareholder of the Borrower as of the date of closing acquires 20% or more of the

--------------

[  *  ] Confidential Treatment Requested


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
issued and outstanding stock of the Borrower and (b) the aggregate percentage of the issued and outstanding stock of the Borrower owned by Jeffrey Bezos, his immediate family (which only includes his spouse, his parents, his children, his siblings and his aunts and uncles) and their heirs which are members of his immediate family, trusts and other entities established for and controlled by Jeffrey Bezos and his immediate family and funds controlled by Kleiner Perkins Caufield & Byers is less than 40% in the aggregate.

        "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Lenders (or, in the case of subsection 4.1(e), waived by the Person entitled to receive such payment).

        "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

        "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower and its Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such Person and delivered to the Agent or the Lenders.

        "Collateral Documents" means, collectively, (i) the Security Agreement, and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Borrower or any Subsidiary and the Lenders or the Agents for the benefit of the Lenders now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Borrower or any Subsidiary as debtor in favor of the Lenders or the Agent for the benefit of the Lenders as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

        "Commitment" means seventy-five million dollars ($75,000,000).

        "Commitment Letter" means that certain letter dated as of November 7, 1997, among the Arranger, the Agent and the Borrower.

        "Compliance Certificate" means a certificate substantially in the form of Exhibit B.


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
        "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

        "Conversion/Continuation Date" means any date on which, under Section 2.4, the Borrower (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

        "Debt Consideration" means, with respect to any Acquisition or Investment, the aggregate amount, without duplication, of all Indebtedness and Contingent Obligations which would appear on a balance sheet of the Person subject to such

Acquisition or Investment immediately after giving effect to such Acquisition or Investment to the extent such Indebtedness or Contingent Obligation is a recourse obligation of the Person making such Investment or consummating such Acquisition.

        "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

        "Deutsche Bank" means Deutsche Bank AG, New York Branch, the New York Branch of Deutsche Bank AG, a German banking corporation.

        "Disposition" means (i) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted under subsection 7.2(a) or 7.2(b), and (ii) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any equity securities issued by any Subsidiary of the Borrower and held by such transferor Person.

        "Dollars," "dollars" and "$" each mean lawful money of the United
States.

        "EBITDA" means, with respect to the Borrower and its Subsidiaries for any applicable period, Net Income for such period, plus, to the extent deducted in determining Net Income for such period, the aggregate amount of (i) Interest Expense, (ii) federal, state, local, foreign income and business and occupation taxes and up to $150,000 of Delaware franchise taxes per fiscal year paid by the Borrower and (iii) depletion, depreciation and amortization of tangible and intangible assets (including, without limitation, amortization of unearned compensation in respect of stock options to the extent reported in accordance with GAAP in the Borrower's consolidated statements of cash flows).

        "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, or (C) a Person of which a Lender is a Subsidiary; or (iv) a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Agent, which has a combined capital and surplus in excess of

$100,000,000, which is regularly engaged in making, purchasing or investing in loans of the type proposed to be assigned to such assignee; provided, however, that no Eligible Assignee shall be an Affiliate or competitor of the Borrower, or an Affiliate of such competitor.

        "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property used by the Borrower, whether or not owned by the Borrower.

        "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

        "Equity Consideration" shall mean, in connection with an Acquisition or Investment, the value (determined as of the date of such Acquisition or Investment) of all common equity of the Borrower used as consideration in making such Acquisition or Investment.

        "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and, solely for purposes of provisions herein relating to Section 412 of the Code, Sections 414(m) and (o) of the Code).

        "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

        "Eurodollar Reserve Percentage" has the meaning specified in the definition of "LIBOR Rate."

        "Event of Default" means any of the events or circumstances specified in
Section 8.1.

        "Event of Loss" means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

        "Exchange Act" means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

        "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

        "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

        "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

        "Hazardous Materials" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

        "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on terms of not more than 180 days); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all net obligations with respect to Swap Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any

Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

        "Indemnified Liabilities" has the meaning specified in Section 10.5.

        "Indemnified Person" has the meaning specified in Section 10.5.

        "Independent Auditor" has the meaning specified in subsection 6.1(a).

        "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

        "Interest Expense" means, for any applicable period, the aggregate consolidated interest expense (both cash and non-cash and determined without regard to original issue discount) of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP, including, to the extent allocable to interest expense in accordance with GAAP, (i) all other fees paid or owed with respect to the issuance or maintenance of Contingent Obligations (including letters of credit of the Borrower and its Subsidiaries), (ii) net costs or benefits under Swap Contracts of the Borrower and its Subsidiaries and
(iii) the portion of any payments made in respect of obligations in respect of capitalized leases of the Borrower and its Subsidiaries allocable to interest expense.

        "Interest Margin" means

               (i) with respect to Base Rate Loans, 1.50%; and

               (ii) with respect to LIBOR Rate Loans, 3.50%;

provided that in each instance the Interest Margin shall increase by 0.50% following the sixth month anniversary of the disbursement of Loans hereunder.

        "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

        "Interest Period" means, as to any LIBOR Rate Loan, the period commencing on the Conversion/Continuation Date on which the Loan is converted into or continued as a LIBOR Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Borrower in its Notice of Conversion/Continuation;

provided that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii) no Interest Period shall extend beyond the Maturity Date.

        "Investment" means any investment, ownership or similar interest in any Person, whether by means of share purchase, capital, equity or similar contribution, including, without limitation, any Acquisition, and "Investment" shall include any loan or advance (including any Contingent Liability with respect thereto), time deposit or otherwise (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding trade receivables owing to the Borrower or its Subsidiaries in the ordinary course of business and on terms no less favorable to the Borrower and its Subsidiaries than would be obtained in an arms-length transaction with Persons which are not Affiliates of the Borrower). The original amount of any Investment shall be the original principal or capital amount thereof and shall, if made by the transfer or exchange or property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

        "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

        "Joint Venture" means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with one or more other Persons in order to conduct a common venture or enterprise with such Person.

        "Lender" has the meaning specified in the introductory clause hereto.

        "Lending Office" means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "LIBOR Lending Office," as the case may be, on Schedule 10.2, or such other office or offices as the Lender may from time to time notify the Borrower and the Agent.

        "LIBOR Rate" means, for any Interest Period, with respect to LIBOR Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

        LIBOR Rate =                LIBOR
                      ------------------------------------
                      1.00 - Eurodollar Reserve Percentage

Where,

        "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

        "LIBOR" means the rate of interest per annum determined by the Agent as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, a LIBOR Rate Loan and for the relevant Interest Period therefor as quoted on the Telerate Page 3750 (as defined herein) as of 11:00 a.m. (London time) on the day two (2) Business Days before the commencement of such Interest Period. If Telerate Page 3750 is not available, such rate of interest shall be that quoted by the Reference Bank and having a maturity comparable to such Interest Period as would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

        The LIBOR Rate shall be adjusted automatically as to all LIBOR Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

        "LIBOR Rate Loan" means a Loan that bears interest based on the LIBOR Rate.

        "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security purposes, charge, encumbrance, lien (statutory or other) of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

        "Loan" means an extension of credit by a Lender to the Borrower under
Article II, and may be a Base Rate Loan or a LIBOR Rate Loan (each, a "Type" of
Loan).

        "Loan Documents" means this Agreement, any Notes, the Warrants, the Collateral Documents, the Commitment Letter and all other documents delivered to the Agent or any Lender in connection herewith.

        "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

        "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Subsidiary to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents; provided, an effect described in the preceding clauses (a), (b), and (c) shall constitute a "Material Adverse Effect" only if it could reasonably be expected to materially impair the ability or legally enforceable obligation of the Borrower or any Subsidiary to perform its obligations under the Loan Documents or otherwise deprive the Lenders or any one of them of the practical realization of the principal benefits intended thereby.

        "Material Subsidiary" means, at any time, any Subsidiary which has not been designated by the Borrower as a "Non-Material Subsidiary" pursuant to
Section 7.16.

        "Maturity Date" means the earlier of (i) December 23, 2000 and (ii) the date the Obligations are accelerated pursuant to Section 8.2 hereof.

        "Minimum Cash Balance" shall mean the sum of (a) the difference of (i) [ * ] 1 less (ii) cash interest payments that have already been paid hereunder in respect of the Loans plus (b) the positive difference, if any, of (i) the aggregate of all Special Investments after the date hereof less (ii) the aggregate of all Special Investment Returns after the date hereof.

        "Multiemployer Plan" means a "multiemployer plan," within the meaning of
Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

        "Net Income" means, for any applicable period, the aggregate of all amounts which, in accordance with GAAP, would be included as net income (or net loss (including any extraordinary losses)) on a consolidated statement of income of the Borrower and its Subsidiaries for such period; provided, however, that "Net Income" shall exclude (i) the effect of any extraordinary or other non-recurring non-cash gain outside the ordinary course of business and (ii) any write-up in the value of any asset (to the extent such write-up exceeds any write-down taken in connection with the same transaction or event which gave rise to such write-up).

        "Net Issuance Proceeds" means, as to any issuance of debt for borrowed money or equity by any Person, cash and Cash Equivalent proceeds and instruments received or receivable by such Person in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person, such costs and expenses not to exceed 5% of the gross proceeds of such issuance.

        "Net Proceeds" means, as to any Disposition by a Person, proceeds in cash, checks or other Cash Equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) sale, use or other

-----------

[   *   ] Confidential Treatment Requested

        1 To be increased by the percentage that facility is in excess of $75 million.

transaction taxes (including capital gains taxes) paid or payable by such Person as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition to the extent such Lien is permitted hereunder. "Net Proceeds" shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

        "Non-Material Subsidiary" means any Subsidiary which is designated as such by the Borrower pursuant to Section 7.16.

        "Note" means a promissory note executed by the Borrower in favor of a Lender pursuant to subsection 2.2(b), in substantially the form of Exhibit E.

        "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit A.

        "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to any Lender, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

        "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation pertaining to the Loan Documents.

        "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

        "Participant" has the meaning specified in subsection 10.8(d).

        "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

        "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

        "Permitted Liens" has the meaning specified in Section 7.1.

        "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

        "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

        "Pro Rata Share" means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Commitment divided by the combined Commitments of all Lenders.

        "Reference Bank" means Deutsche Bank.

        "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived by statute, regulation or otherwise.

        "Required Cash Balance" shall mean the lesser of (i) [ * ] and (ii) the Minimum Cash Balance.

        "Required Lenders" means at any time at least two Lenders then holding at least 51% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, at least two Lenders then having Pro Rata Shares equal to at least 51% of the Commitments.

        "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

------------

[  *  ] Confidential Treatment Requested

        "Responsible Officer" means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

        "Restricted Person" shall mean any Person (a) which has not executed a guaranty as described in Section 6.14(d), (b) which has not executed a security agreement as described in Section 6.14(d) granting a perfected first priority security interest (subject only to Permitted Liens other than those described in Section 7.1(i)) in substantially all of the property of such Person (including, without limitation, all material property of such Person) in favor of the Agent for the benefit of the Lenders, or (c) the stock or other equity interests of which, to the extent owned, directly or indirectly, by the Borrower and its Affiliates, has not been pledged, to the Agent for the benefit of the Lenders pursuant to a pledge agreement as described in Section 6.14(d) which pledge agreement grants in favor of the Agent a perfected first priority pledge agreement (subject only to Permitted Liens other than those described in Section 7.1(i)), in each case of clauses (a), (b) and (c) of this definition, whether or not such Person is a Subsidiary of the Borrower.

        "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        "Special Investment" shall mean, without duplication, each of the following: (a) Investments in Restricted Persons (excluding Investments to the extent made by the Borrower using Equity Consideration and including any Debt Consideration in respect thereof) and, (b) Investments consisting of the assumption or incurrence of Indebtedness by the Borrower, or any Subsidiary which is not Restricted Person, permitted under Section 7.5(h).

        "Special Investment Return" shall mean, without duplication, each of the following: (a) the amount of all proceeds, dividends, or distributions (in each case to the extent consisting of cash and Cash Equivalents) received by the Borrower, or any Subsidiary which is not a Restricted Person, in respect of a Special Investment made by the Borrower or such Subsidiary, as the case may be, and applied, to extent required pursuant thereto in accordance with Section 2.6, but limited in the aggregate to the extent of the original amount of such Special Investment, (b) the amount of any Special Investment (if of the type described in clause (a) of the definition thereof) to the extent the Person in which such Special Investment was made ceases to be a Restricted Person and (c) the amount of any Special Investment consisting of a Contingent Obligation permitted under Section 7.8(e) to the extent the underlying obligation is satisfied, not by the Borrower, but by the primary obligor thereof, or another Person which is not the Borrower or an Affiliate of the Borrower. For purposes of clause (b) of this definition, the amount of a Special Investment shall be deemed reduced from the original amount thereof by all proceeds, dividends and distributions received by the Borrower as described in clause (a) of this definition.

        "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the New York Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

        "Subordinated Debt" shall mean Indebtedness of the Borrower which is subordinated to the Obligations of the Borrower and the Subsidiaries hereunder in right of payment, exercise of remedies or both, on terms and conditions reasonably acceptable to the Agent and the Required Lenders.

        "Subsidiary" of a Person means any corporation association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

        "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

        "Swap Contract" means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

        "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or other such page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

        "Type" has the meaning specified in the definition of "Loan."

        "UCC" means the Uniform Commercial Code as in effect in the State of New York.

        "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

        "United States" and "U.S." each means the United States of America.

        "Warrants" shall mean, the warrants for Common Stock, $0.01 par value, of the Borrower, substantially in the form of Exhibit F, to be delivered to Agent for the benefit of the Lenders in proportion to their respective Pro Rata Shares, in three series, for 75,000 shares, 225,000 shares and 450,000 shares, respectively.

        "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.2     OTHER INTERPRETIVE PROVISIONS

        (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

        (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii) The term "including" is not limiting and means "including without limitation."

               (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

               (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

        (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

        (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

        (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

        (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in their preparation.

        (h) Each reference hereunder to Subsidiaries is effective at such time and to the extent that the Borrower has existing Subsidiaries (as defined herein).

1.3     ACCOUNTING PRINCIPLES

        (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

        (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.

        (c) In the event that GAAP changes during the term of this Agreement such that the covenants contained in Section 7.14 would then be calculated in a different manner or with different components or with components which are calculated differently, (i) the parties hereto agree to enter into negotiations with respect to amendments to this Agreement to conform those covenants as criteria for evaluating the Borrower's and its Subsidiaries' financial condition to substantially the same criteria as were effective prior to such change in GAAP, and (ii) the Borrower shall be deemed to be in compliance with the affected covenants contained in Section 7.14 during the 60 days following any change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately before such change; provided, however, that this paragraph shall not be deemed to require the Borrower, the Agent or the Lenders to agree to modify any provision of this Agreement or any of the other Loan Documents to reflect any such change to GAAP and, if, after such 60 days, the parties, in their sole discretion, fail to reach agreement on such modifications, the terms of this Agreement will remain unchanged and the compliance by the Borrower with the covenants contained in
Section 7.14 will be calculated in accordance with GAAP as in effect immediately before such change.

                                   ARTICLE II
                                   THE CREDIT

2.1     AMOUNTS AND TERMS OF COMMITMENT

        Each Lender severally agrees, on the terms and conditions set forth herein, to make a single loan to the Borrower (each such loan, a "Loan") on the Closing Date in an amount not to exceed such Lender's Pro Rata Share of the Commitment. Amounts borrowed hereunder which are repaid or prepaid by the Borrower may not be reborrowed.

2.2     LOAN ACCOUNTS

        (a) The Loan made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

        (b) Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of the Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to endorse its Note(s) and each Lender's record shall be conclusive absent manifest error; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to such Lender.

2.3     FUNDING OF LOANS

        (a) Each Lender will make the amount of its Pro Rata Share of the Commitment available to the Agent for the account of the Borrower at the Agent's Payment Office by 1:00 p.m. (New York City time) on the Closing Date in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Borrower by the Agent by wire transfer in accordance with written instructions provided to the Agent by the Borrower of like funds as received by the Agent.

        (b) During the first three (3) Business Days following the Closing Date, all Loans shall be Base Rate Loans.

2.4     CONVERSION AND CONTINUATION ELECTIONS

        (a) The Borrower may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

               (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof) into Loans of any other Type; or

               (ii) elect, as of the last day of the applicable Interest Period, to continue as LIBOR Rate Loans any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $500,000 in excess thereof).

        (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 1:00 p.m. (New York City time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Rate Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

               (A) the proposed Conversion/Continuation Date;

               (B) the aggregate amount of Loans to be converted or renewed;

               (C) the Type of Loans resulting from the proposed conversion or continuation; and

               (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

        (c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans, or if any Event of Default then exists, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

        (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

        (e) Unless the Required Lenders otherwise agree, during the existence of an Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.

        (f) After giving effect to any conversion or continuation of Loans, there may not be more than three different Interest Periods in effect.

2.5     OPTIONAL PREPAYMENTS

        Subject to Section 3.4, the Borrower may, at any time or from time to time, upon not less than one Business Day's (in the case of Base Rate Loans) or three Business Days' (in the case of LIBOR Rate Loans) notice to the Agent (which in either case shall be irrevocable one Business Day prior to the proposed prepayment date), ratably prepay Loans in whole or in part, in minimum amounts of $1,000,000 or any multiple of $500,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower and not rescinded in writing by the Borrower more than one Business Day prior to the proposed prepayment date, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

2.6     MANDATORY PREPAYMENTS OF LOANS

        (a) Asset Dispositions. If the Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition then (i) the Borrower shall promptly notify the Agent of such proposed Disposition (including the amount of the estimated Net Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (ii) promptly upon, and in no event later than 90 days after, receipt by the Borrower or the Subsidiary of the Net Proceeds of such Disposition, the Borrower shall prepay the Loans in an aggregate amount equal to the amount of such Net Proceeds; provided, however, that no such prepayment shall be required to the extent, in each case, such Net Proceeds are used within 90 days of receipt thereof to purchase replacement assets; provided further, that such notice and prepayment shall be required only if (A) such Net Proceeds exceed $500,000 or (B) the aggregate of all Net Proceeds theretofore received by the Borrower and not reinvested or used to make a prepayment hereunder exceeds $1,000,000 in any fiscal year.

        (b) Event of Loss. If the Borrower or any Subsidiary shall at any time or from time to time suffer an Event of Loss, then (i) the Borrower shall promptly notify the Agent of such Event of Loss (including the amount of the estimated Net Proceeds to be received by the Borrower or such Subsidiary in respect thereof) and (ii) promptly upon, and in no event later than two (2) Business Days after, receipt by the Borrower or the Subsidiary of the Net Proceeds of such Event of Loss, the Borrower shall, to the extent not inconsistent with any lease to which the Borrower is bound, either (A) prepay the Loans in an aggregate amount equal to the amount of such Net Proceeds or (B) deposit an aggregate amount equal to the amount of such Net Proceeds into a blocked interest bearing account maintained with the Agent pending release for usage by the Borrower in a manner, and during the time, specified in the proviso below; provided, however, that no such prepayment shall be required to the extent, in each case, such Net Proceeds are used within 90 days, or provision for use within 180 days is made, of receipt thereof to repair, replace or restore the assets, if any, relating to such Event of Loss; provided further, that such notice and prepayment shall be required only if (i) such Net Proceeds exceed $500,000 or (ii) the aggregate of all Net Proceeds theretofore received by the Borrower and not reinvested or used to make a prepayment hereunder exceeds $1,000,000 in any fiscal year.

        (c) Equity or Debt Issuance. If the Borrower shall issue new common or preferred equity, or shall incur additional Indebtedness (other than Indebtedness permitted under Sections 7.5(b), (c), (e) or (f)), the Borrower shall promptly notify the Agent of the estimated Net Issuance Proceeds of such issuance or incurrence to be received by the Borrower in respect thereof. Promptly upon, and in no event later than 3 days after, receipt by the Borrower of Net Issuance Proceeds of such issuance or incurrence, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the amount of such Net Issuance Proceeds.

        (d) General. Any prepayments pursuant to this Section 2.6 shall be applied first to any Base Rate Loans then outstanding and then to LIBOR Rate Loans with the shortest Interest Periods remaining; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Borrower may, at its option, place any amounts which it would otherwise be required to use to prepay LIBOR Rate Loans on a day other than the last day of the Interest Period therefor in an interest-bearing account pledged to the Agent for the benefit of the Lenders until the end of such Interest Period at which time such pledged amounts will be applied to prepay such LIBOR Rate Loans. The Borrower shall pay, together with each prepayment under this Section 2.6, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.4.

2.7     REPAYMENT

        The Borrower shall repay the Loans in full, together with all accrued and unpaid interest thereon, on the Maturity Date.

2.8     INTEREST

        (a) Each Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to the LIBOR Rate or the Base Rate, as the case may be (and subject to the Borrower's right to convert to other Types of Loans under Section 2.4), plus the Interest Margin.

        (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.5 or 2.6 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

        (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum which is determined by adding 2% per annum to the Interest Margin then in effect for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 3.5% (or, if later than six (6) months after the disbursement of Loans hereunder, plus 4%).

        (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

2.9     FEES

        (a) Arrangement, Agency Fees. The Borrower shall pay a syndication and underwriting fee to the Arranger and to Deutsche Bank, for their respective accounts, and shall pay an agency fee to the Agent for the Agent's own account, as required by the Commitment Letter.

2.10    COMPUTATION OF FEES AND INTEREST

        (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Deutsche Bank's "prime lending rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

        (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or the Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

        (c) The Reference Bank shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby.

2.11    PAYMENTS BY THE BORROWER

        (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Lenders at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

        (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

        (c) Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.12    PAYMENTS BY THE LENDERS TO THE AGENT

        (a) Unless the Agent receives notice from a Lender on or prior to the Closing Date that such Lender will not make available on the Closing Date to the Agent for the account of the Borrower the amount of that Lender's Pro Rata Share of the Commitment, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Closing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the Business Day following the Closing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the Closing Date for all purposes of this Agreement.

        (b) The failure of any Lender to make any Loan on the Closing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the Closing Date.

2.13    SHARING OF PAYMENTS, ETC.

        If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

2.14    SECURITY

        All obligations of the Borrower and the Subsidiaries under this Agreement, the Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents.

                                   ARTICLE III
                     TAXES, YIELD PROTECTION AND ILLEGALITY

3.1     TAXES

        (a) Any and all payments by the Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrower shall pay all Other Taxes.

        (b) The Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Agent makes written demand therefor.

        (c) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

               (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

               (ii) the Borrower shall make such deductions and withholdings;

               (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

        (d) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

        (e) If the Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

3.2     ILLEGALITY

        (a) If any Lender reasonably determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Rate Loans, then, on notice thereof by the Lender to the Borrower through the Agent, any obligation of that Lender to make LIBOR Rate Loans shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

        (b) If a Lender reasonably determines that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loan. If the Borrower is required to so prepay any LIBOR Rate Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

        (c) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made by the Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

        (d) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

3.3     INCREASED COSTS AND REDUCTION OF RETURN

        (a) If any Lender reasonably determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

        (b) If any Lender shall have reasonably determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) reasonably determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

3.4     FUNDING LOSSES

        The Borrower shall reimburse each Lender and hold each Lender harmless from any loss (excluding consequential damages consisting of lost profits) or expense which the Lender may sustain or incur as a consequence of:

        (a) the failure of the Borrower to make on a timely basis any payment of principal of any LIBOR Rate Loan;

        (b) the failure of the Borrower to borrow the Loans on the Closing Date, or to continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Conversion/Continuation;

        (c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.5;

        (d) the prepayment (including pursuant to Sections 2.5 and 2.6) or other payment (including after acceleration thereof) of a LIBOR Rate Loan on a day that is not the last day of the relevant Interest Period; or

        (e) the automatic conversion under Section 2.4 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section and under subsection 3.3(a), each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR Rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

3.5     INABILITY TO DETERMINE RATES

        If the Agent reasonably determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or that the LIBOR Rate applicable pursuant to subsection 2.8(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing, which it shall do promptly when possible. Upon receipt of such notice, the Borrower may revoke any Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Rate Loans.

3.6     CERTIFICATES OF LENDERS

        Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

3.7     SURVIVAL

        The agreements and obligations of the Borrower in this Article III shall survive the payment of all other Obligations.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

4.1     CONDITIONS OF LOANS

        The obligation of each Lender to make its Loan hereunder is subject to the condition that the Agent has received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Lender, and in sufficient copies for each Lender:

        (a) Credit Agreement and Notes. This Agreement, the Notes and the Warrants executed by each party thereto;

        (b) Resolutions; Incumbency.

               (i) Copies of the resolutions of the board of directors of the Borrower and each Subsidiary that may become party to a Loan Document authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

               (ii) A certificate of the Secretary or Assistant Secretary or an executive officer of the Borrower, and each Subsidiary that may become party to a Loan Document certifying the names and true signatures of the officers of the Borrower or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

        (c) Organization Documents; Good Standing. Each of the following documents:

               (i) the articles or certificate of incorporation and the bylaws of the Borrower and each Subsidiary party to any Loan Document as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Borrower or such Subsidiary as of the Closing Date; and

               (ii) a good standing certificate for the Borrower and each Subsidiary party to any Loan Document from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Borrower or such Subsidiary is qualified to do business as a foreign corporation as of a recent date;

        (d) Legal Opinions. An opinion of Perkins Coie - Seattle, counsel to the Borrower and addressed to the Agent and the Lenders, substantially in the form of Exhibit C;

        (e) Payment of Fees. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Deutsche Bank to the extent invoiced prior to or on the Closing Date; including any such costs, fees and expenses arising under or referenced in Sections 2.9 and 10.4;

        (f) Collateral Documents. The Collateral Documents, executed by the Borrower, in appropriate form for recording, where necessary, together with:

               (i) copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Agent for the benefit of the Lenders, or other evidence satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of the Lenders in accordance with applicable law (provided that filings to be made in connection with Intellectual Property Collateral (as defined in the Security Agreement) shall be made within seven days after the Closing Date);

               (ii) written advice relating to such Lien and judgment searches as the Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

               (iii) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements; and

               (iv) evidence that all other actions necessary or, in the reasonable opinion of the Agent or the Lenders, desirable, to perfect and protect the first priority security interest created by the Collateral Documents and to enhance the Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken;

        (g) Insurance Policies. Standard lenders' payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Borrower in accordance with
Section 6.6;

        (h) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from making the Loans under Article II; and

               (iii) there has occurred since September 30, 1997, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

        (i) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

4.2     CONDITIONS TO CONTINUATIONS/CONVERSIONS

        The obligation of each Lender to continue or convert any Loan under
Section 2.4 is subject to the satisfaction of the following conditions precedent on the relevant Conversion/Continuation Date:

               (a) Notice of Conversion/Continuation. The Agent shall have received a Notice of Conversion/Continuation;

               (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Conversion/Continuation Date with the same effect as if made on and as of such Conversion/Continuation Date (except to the extent such representations and warranties solely and expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

               (c) No Existing Default. No Default or Event of Default shall exist or shall result from such continuation or conversion.

        Each Notice of Conversion/Continuation submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each Conversion/Continuation Date, as applicable, that the conditions in Section 4.2 are satisfied.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Agent and each Lender that:

5.1     CORPORATE EXISTENCE AND POWER

        The Borrower and each of its Subsidiaries:

               (a) is a corporation, partnership, limited liability company or similar entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

               (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

               (c) is duly qualified as a foreign corporation, partnership, limited liability company or similar entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

               (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2     CORPORATE AUTHORIZATION; NO CONTRAVENTION

        The execution, delivery and performance by the Borrower and its Subsidiaries of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate, partnership, limited liability company or similar entity action, and do not and will not:

               (a) contravene the terms of any of that Person's Organization Documents;

               (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

               (c) violate any Requirement of Law.

5.3     GOVERNMENTAL AUTHORIZATION

        No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Agent under the Collateral Documents and except for state and federal securities laws filings in connection with the issuance of the Warrants that may be required) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of the Agreement or any other Loan Document.

5.4     BINDING EFFECT

        This Agreement and each other Loan Document to which the Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Borrower and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

5.5     LITIGATION

        Except as specifically disclosed in Schedule 5.5, as of the date of this Agreement there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective properties which:

               (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

               (b) if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

        No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.6     NO DEFAULT

        No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower or from the grant or perfection of the Liens of the Agent and the Lenders on the Collateral. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.1(e).

5.7     ERISA COMPLIANCE

        Except as specifically disclosed in Schedule 5.7:

               (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

               (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

               (c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, which in the case of each of the foregoing clauses (i) through (v) could reasonably be expected to have a Material Adverse Effect.

5.8     USE OF PROCEEDS; MARGIN REGULATIONS

        The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.7. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

5.9     TITLE TO PROPERTIES

        The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.10    TAXES

        The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11    FINANCIAL CONDITION

        (a) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated September 30, 1997, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year-end audit adjustments;

               (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (iii) except as specifically disclosed in Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

        (b) Since September 30, 1997, there has been no Material Adverse Effect.

5.12    ENVIRONMENTAL MATTERS

        (a) Except as specifically disclosed in Schedule 5.12, the on-going operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $2,000,000 in the aggregate.

        (b) Except as specifically disclosed in Schedule 5.12, the Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits except to the extent the failure to have such Environmental Permits or to comply therewith could not reasonably be expected to have a Material Adverse Effect.

        (c) Except as specifically disclosed in Schedule 5.12, none of the Borrower, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material, which would if adversely determined, result in a liability or in economic loss in excess of $2,000,000 in the aggregate.

        (d) Except as specifically disclosed in Schedule 5.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Borrower or any Subsidiary, or arising from operations prior to the Closing Date, of the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Borrower and its Subsidiaries in excess of $2,000,000 in the aggregate for any such condition, circumstance or property. In addition, (i) neither the Borrower nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and
(ii) the Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

5.13    COLLATERAL DOCUMENTS

        (a) As of the date hereof, the provisions of each of the Collateral Documents are effective to create in favor of the Agent for the benefit of the Lenders, a legal, valid and enforceable security interest in all right, title and interest of the Borrower and its Subsidiaries in the collateral described therein; and financing statements have been delivered to the Agent for filing in the offices in all of the jurisdictions listed in the schedule to the Security Agreement and executed Patent Assignments, Trademarks Assignments and Copyright Assignments have been delivered to the Agent for filing in the U.S. Patent and Trademark Office and the U.S. Copyright Office and upon the filing of such assignments and such financing statements in such offices, the Agent, for the benefit of the Lenders, will have a perfected first priority security interest (subject only to Permitted Liens) in the collateral described thereon in which a security interest may be perfected by the filing of such financing statements or assignments, and upon delivery of those items of Collateral for which physical possession is the method for perfection, the Agent, for the benefit of the Lenders will have a valid, first priority security interest thereon.

        (b) All representations and warranties of the Borrower and any of its Subsidiaries party thereto contained in the Collateral Documents are true and correct.

5.14    REGULATED ENTITIES

        None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

5.15    NO BURDENSOME RESTRICTIONS

        As of the date of this Agreement, neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

5.16    COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC.

        The Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.5, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

5.17    SUBSIDIARIES

        As of the date of this Agreement, the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.17 hereto and has no Investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.17.

5.18    INSURANCE

        Except as specifically disclosed in Schedule 5.18, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

5.19    SOLVENCY

        The Borrower and each of its Material Subsidiaries are Solvent.

5.20    FULL DISCLOSURE

        None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.1     FINANCIAL STATEMENTS

        The Borrower shall deliver to the Agent, in form and detail reasonably satisfactory to the Agent and the Required Lenders, with sufficient copies for each Lender:

               (a) as soon as available, but not later than 95 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young LLP or another nationally recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years with the exception of changes noted therein. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's or any Subsidiary's records;

               (b) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year a copy of the unaudited consolidated balance sheet (including a statement of stockholders' equity) of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to normal good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and the Subsidiaries;

               (c) concurrent with the delivery of each of the reports required under clauses (a) and (b) above, a good faith reasonable estimate by the Borrower for the Non-Material Subsidiaries of such Non-Material Subsidiaries'
(i) total (gross) revenues (on a consolidated basis) for the four fiscal quarter period ending as of the report date and (ii) total assets (on a consolidated basis), as of the last day of the fiscal quarter ending as of the report date, reported on a net book value basis; provided, that any Non-Material Subsidiary which has less than four fiscal quarters of financial information shall annualize the financial results of its operations for purposes of this
Section 6.1(c).

6.2     CERTIFICATES; OTHER INFORMATION

        The Borrower shall furnish to the Agent, with sufficient copies for each
Lender:

               (a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

               (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

               (c) promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC;

               (d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request; and

               (e) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b) and immediately prior to each Acquisition or Investment resulting in a Person becoming a Subsidiary, a certification of a Responsible Officer specifying which of the Subsidiaries of the Borrower are Non-Material Subsidiaries and demonstrating compliance with
Section 7.16 (after giving effect to such Acquisition or Investment), together with the information required under Section 6.1(c).

6.3     NOTICES

        The Borrower shall promptly notify the Agent and each Lender:

               (a)    of the occurrence of any Default or Event of Default;

               (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and
(ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which could have a Material Adverse Effect, if adversely determined;

               (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary (i) in which the amount of damages claimed is $2,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

               (d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any

Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

               (e) of any other litigation or proceeding affecting the Borrower or any of its Subsidiaries which the Borrower would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

               (f) of any of the following events affecting the Borrower, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower with respect to such event:

                      (i) an ERISA Event;

                      (ii) if any of the representations and warranties in
Section 5.7 ceases to be true and correct;

                      (iii) the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code;

                      (iv) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; or

                      (v) the commencement of contributions to any Pension Plan or other Plan subject to Section 412 of the Code; and

               (g) of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries.

        Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

6.4     PRESERVATION OF CORPORATE EXISTENCE, ETC.

        The Borrower shall, and shall cause each Subsidiary to:

               (a) preserve and maintain in full force and effect its corporate, partnership, limited liability or other existence and good standing under the laws of its state or jurisdiction of incorporation or formation;

               (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.3 and sales of assets permitted by Section 7.2;

               (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill (subject in the case of Subsidiaries, to transactions permitted under Sections 7.2 and 7.3); and

               (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.5     MAINTENANCE OF PROPERTY

        The Borrower shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, except as permitted by Section 7.2.

6.6     INSURANCE

        In addition to insurance requirements set forth in the Collateral Documents, the Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance which amount shall not be reduced by the Borrower in the absence of 30 days' prior notice to the Agent. All such insurance shall name the Agent as loss payee/mortgagee and as additional insured, for the benefit of the Lenders, as their interests may appear. Upon request of the Agent or any Lender, the Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Agent, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

6.7     PAYMENT OF OBLIGATIONS

        The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

               (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

               (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

               (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.8     COMPLIANCE WITH LAWS

        The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

6.9     COMPLIANCE WITH ERISA

        The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to
Section 412 of the Code.

6.10    INSPECTION OF PROPERTY AND BOOKS AND RECORDS

        The Borrower shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. The Borrower shall permit, and shall cause each Subsidiary to permit, in each case no more frequently than annually prior to the occurrence of an Event of Default, representatives and independent contractors (which, in the case of any auditing personnel, shall be employees of a nationally recognized accounting firm) of the Agent who execute and deliver to the Borrower a confidentiality agreement consistent with Section 10.9 hereof to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further however, that such inspections shall be permitted with such frequency as may reasonably be desired by the Agent on and after the occurrence of a Default or an Event of Default.

6.11    ENVIRONMENTAL LAWS

        (a) The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws in all material respects.

        (b) Upon the written request of the Agent or any Lender, the Borrower shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Lender, at the Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.3(d), that could, individually or in the aggregate, result in liability in excess of $500,000.

6.12    USE OF PROCEEDS

        The Borrower shall use the proceeds of the Loans only for one or more of the following: working capital, acquisitions permitted hereunder, funding operations, Joint Ventures permitted hereunder and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

6.13    SWAP CONTRACTS

        Within 30 days of the Closing Date, the Borrower shall enter into Swap Contracts providing protection against fluctuations in interest rates with one or more financial institutions each having a combined capital and surplus of at least $100,000,000 with respect to at least $37,500,000 of the Loans, which agreements shall provide for not less than a one-year term and contain such other terms and provisions as are customary and satisfactory to the Agent.

6.14    FURTHER ASSURANCES

        (a) The Borrower shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

        (b) Promptly upon request by the Agent or the Required Lenders, the Borrower shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Required Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, except as otherwise provided in the Loan Documents,
(iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

        (c) Within 20 days of the Closing Date, (i) the Borrower shall deliver to the Agent, lien search results evidencing the filing of Financing Statements (as defined in the Security Agreement) in the jurisdictions listed in Schedule
6.14 hereto, naming the Borrower as "debtor" and the Agent as "secured party" and confirming that no other financing statements have been filed with respect to the Collateral in such jurisdictions (other than Permitted Liens) and (ii) the Borrower shall use its diligent efforts to obtain from its lessors/warehousemen a consent substantially in the form attached hereto as Exhibit G.

        (d) Promptly upon any Person becoming after the date hereof a Subsidiary of the Borrower, the Borrower:

               (i) shall cause such Subsidiary to execute and deliver to the Agent a guaranty of all of the Obligations in form and substance reasonably acceptable to the Required Lenders and the Agent;

              (ii) shall cause such Subsidiary to execute and deliver to the Agent a security agreement granting a security interest in all of such Subsidiary's assets in favor of the Agent for the benefit of the Lenders as security for the Obligations (including the obligations of such Subsidiary under the guaranty referred to in clause (i) above), in form and substance reasonably acceptable to the Required Lenders and the Agent and shall cause to be delivered to the Agent with respect to such Subsidiary the documents referred to in
Section 4.1, mutatis mutandis, together with such opinions in form and substance and from counsel reasonably satisfactory to the Agent, as the Agent may require; and

             (iii) shall cause each Person that is the Borrower or an Affiliate of the Borrower that is the direct owner of any shares of capital stock (or other evidence of beneficial ownership) of such Subsidiary to execute and deliver to the Agent a pledge agreement pledging in favor of the Agent for the benefit of the Lenders as security for the Obligations, all of such capital stock, in form and substance reasonably acceptable to the Required Lenders and the Agent, and shall cause to be delivered to the Agent certificates evidencing all of the issued and outstanding shares of capital stock (or other evidence of beneficial ownership) of such Subsidiary, together with undated stock powers (or similar instruments of transfer) owned by such Persons duly executed in blank and appropriately completed Uniform Commercial Code financing statements, if applicable, with respect thereto (or, if any such shares of capital stock (or other evidence of beneficial ownership) are not represented by certificates, confirmation and evidence satisfactory to the Agent that the security interest in such shares (or other such evidence) has been transferred and/or registered in accordance with the laws of the applicable jurisdictions so as to create a valid first-priority perfected security interest therein for the benefit of the Agent and the Lenders) and together with such opinions in form and substance and from counsel reasonably satisfactory to the Agent, as the Agent may reasonably require;

provided, that in the case of an Acquisition where the Borrower and its Affiliates acquire less than 100% of the common shares or other common voting equity interests of a Person, the Borrower shall be required to provide the security agreement and guaranty provided for in clauses (i) and (ii) above only if consented to by the holders of at least 95% (other than the Borrower and its Affiliates) of the common shares or other common voting equity interests of such Person; provided, further, that the Borrower shall be required to make a good faith request for such consent from such holders; provided, further, if all of the common shares or other common voting equity interests of such Person are subsequently acquired by the Borrower and its Affiliates, such Person shall promptly comply with clauses (i) and (ii) above.

                                   ARTICLE VII
                               NEGATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

7.1     LIMITATION ON LIENS

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

               (a) any Lien (other than a Lien on the Collateral) existing on property of the Borrower or any Subsidiary on the Closing Date and set forth in
Schedule 7.1 securing Indebtedness outstanding on such date;

               (b) any Lien created under any Loan Document;

               (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no notice of lien has been filed or recorded under the Code;

               (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

               (e) Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

               (f) Liens (other than Liens on the Collateral) on the property of the Borrower or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

               (g) Liens (other than Liens on the Collateral) consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed $2,000,000;

               (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

               (i) Liens on assets of corporations which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

               (j) Liens on assets acquired in an Acquisition, which Liens existed prior to the completion of the Acquisition and were not created in contemplation thereof;

               (k) purchase money security interests on any property (together with proceeds, but not products, thereof) acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property (together with the proceeds, but not products, thereof) so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the annual amortization of the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed, together with, without duplication, the annual lease payments in respect of Indebtedness permitted under Section 7.5(g) as required (or elected by the Borrower) to be stated per GAAP in its cash flow statements as amortization, $5,000,000;

               (l) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

               (m) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB except as provided on Schedule 7.1 hereof, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution; and

               (n) Liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis obligations under Swap Contracts entered into in the ordinary course of business as bona fide hedging transactions, provided that (i) the counterparty to such Swap Contract is under a similar requirement to deliver similar collateral from time to time to the Borrower or the Subsidiary party thereto, and (ii) the aggregate value of such collateral so pledged by the Borrower and the Subsidiaries together in favor of any counterparty does not at any time exceed $2,000,000.

7.2     DISPOSITION OF ASSETS

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

               (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business; and

               (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied, consistent with Section 2.6, to the purchase price of such replacement equipment; and

               (c) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, (iii) Net Proceeds thereof are applied as set forth in Section 2.6 hereof.

        Promptly upon the request of the Borrower, the Agent shall take all actions, at the cost and expense of the Borrower, necessary to release its security interest in assets that are disposed of in compliance with this Agreement.

7.3     CONSOLIDATIONS AND MERGERS

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

               (a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries; provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; provided, further, no Subsidiary which has Indebtedness permitted under Section 7.5(e) or Contingent Obligations permitted under Section 7.8(d) shall merge with the Borrower or any other Subsidiary of the Borrower; and

               (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Subsidiary with respect to which the Borrower owns an equal or greater percentage interest of the stock or other equity ownership interests.

7.4     LOANS AND INVESTMENTS

        The Borrower shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any other Investment in, any Person including any Affiliate of the Borrower, except for:

               (a) Investments in Cash Equivalents;

               (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

               (c) subject to Section 7.14(d), extensions of credit by the Borrower to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

               (d) extensions of credit by the Borrower to any of its employees in an individual amount for each employee not to exceed $250,000 at any one time outstanding, in an aggregate amount for all such extensions of credit not to exceed $1,000,000 at any one time outstanding, and in all cases having a maturity no longer than eighteen (18) months; and

               (e) Investments in connection with Acquisitions and Special Investments to the extent the same are permitted under Section 7.14(d) and, if both before and after giving effect thereto, no Default or Event of Default exists would result therefrom;

provided, in the case of extensions of credit described in clauses (c) and (d) above, such Indebtedness shall rank at least pari passu with all other Indebtedness of the borrowing Person and shall be evidenced by a promissory note (which in the case of clause (c) shall be a demand note) pledged by the Borrower or the lending Subsidiary to the Agent, for the benefit of the Lenders.

7.5     LIMITATION ON INDEBTEDNESS

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

               (a) Indebtedness incurred pursuant to this Agreement;

               (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.8;

               (c) Indebtedness existing on the Closing Date and set forth in
Schedule 7.5;

               (d) Indebtedness consisting of Subordinated Debt incurred after the Closing Date;

               (e) Indebtedness of a Subsidiary which was the subject of an Acquisition permitted hereunder provided that such Indebtedness existed at the time of such Acquisition and was not incurred in contemplation thereof;

               (f) Indebtedness incurred in connection with capital leases permitted pursuant to Section 7.9(a) or Section 7.9(c) (without duplication of the amounts permitted thereunder);

               (g) Indebtedness secured by Liens permitted by Section 7.1(k);

               (h) Indebtedness of the Borrower consisting of Contingent Obligations in respect of Indebtedness permitted under Section 7.5(g) or in connection with a capital lease permitted pursuant to Section 7.9(c); provided, that the rental payments and amortization in respect thereof shall, for purposes of determining compliance with the limits set forth in Sections 7.1(k) and 7.9(c) be treated as if payable by the Borrower; and

               (i) Indebtedness consisting of extensions of credit permitted under Sections 7.4(c).

7.6     TRANSACTIONS WITH AFFILIATES

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary; provided, that, such transactions shall be permitted with respect to Wholly-Owned Subsidiaries so long as either individually or in the aggregate such transactions could not reasonably be expected to result in a Material Adverse Effect; provided, further, that such transactions shall be permitted with respect to Subsidiaries (other than Wholly-Owned Subsidiaries) so long as the aggregate value of all such transactions does not exceed $2,000,000.

7.7     USE OF PROCEEDS

        (a) The Borrower shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

        (b) The Borrower shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible

Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Borrower or any Affiliate of the Borrower. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

7.8     CONTINGENT OBLIGATIONS

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

               (a) endorsements for collection or deposit in the ordinary course of business;

               (b) Swap Contracts entered into in the ordinary course of business for companies similarly situated as the Borrower as bona fide hedging transactions including, without limitation, the Swap Contracts required under
Section 6.13;

               (c) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 7.8;

               (d) without duplication of the amounts permitted under Section 7.5(e), Contingent Obligations of a Subsidiary which was the subject of an Acquisition permitted hereunder provided that such Contingent Obligations existed at the time of such Acquisition and were not incurred in contemplation thereof; and

               (e) without duplication of the amounts permitted under Section 7.5(h), Contingent Obligations of the Borrower in respect of Indebtedness of the type described therein, subject in any case to the limits described therein.

7.9     LEASE OBLIGATIONS

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

               (a) leases of the Borrower and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

               (b) operating leases entered into by the Borrower or any Subsidiary after the Closing Date in the ordinary course of business for companies similarly situated as the Borrower;

               (c) capital leases other than those permitted under clause (a) of this Section, entered into by the Borrower or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual amount of rental payments for all such capital leases as required (or elected by the Borrower) to be stated per GAAP in its cash flow statements as amortization, together with, without duplication, the aggregate principal amortization in respect of Indebtedness permitted under Section 7.5(f) shall not exceed in any fiscal year, $5,000,000.

7.10    RESTRICTED PAYMENTS

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that (a) the Borrower may declare and make dividend payments, stock splits, or other distributions payable solely in its common stock, (b) the Borrower may purchase or redeem stock of the Borrower from former employees who acquired the stock pursuant to an option plan of the Borrower but with respect to which the former employee's rights to such stock are not vested, (c) Subsidiaries of the Borrower which are organized as limited liability companies or as limited partnerships may, if no Default or Event of Default then exists or would result therefrom, declare and make the minimum amount of annual dividends and distributions necessary in order for the partners or members thereof, as the case may be, to satisfy the tax liability accruing to such partners or members, in respect of the net income of such Subsidiary and (d) in addition to the foregoing, the Borrower and its Subsidiaries may declare and pay dividends and distributions, and to consummate purchases and redemptions, in an aggregate annual amount not to exceed $1,000,000 provided that no Default or Event of Default exists or would result therefrom.

7.11    ERISA

        The Borrower shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a nonexempt prohibited transaction or violation of ERISA's fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Borrower in an aggregate amount in excess of $1,000,000; or (b) engage in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

7.12    CHANGE IN BUSINESS

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from lines of business primarily relating to sales and distribution of goods and services over the Internet and similar electronic media; it being understood that Subsidiaries may engage in material lines of business with respect to goods and services ancillary or substantially related to the foregoing.

7.13    ACCOUNTING CHANGES

        The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary (except, in the case of Subsidiaries, to the extent necessary for such Subsidiaries' fiscal year and application of GAAP to be consistent with that of the Borrower).

7.14    FINANCIAL COVENANTS

        (a) Minimum Cash Balance. The Borrower shall maintain at all times a minimum balance of readily available unencumbered cash and Cash Equivalents on deposit in deposit or similar accounts at least equal to the Required Cash Balance.

        (b) EBITDA/Negative EBITDA Covenant. The Borrower's EBITDA, measured at end of the first fiscal quarter of 1998 for the quarter then ended, at the end of the second fiscal quarter of 1998 for the two consecutive fiscal quarters then ended, at the end of the third fiscal quarter of 1998 for the three consecutive fiscal quarters then ended, and at each quarter end thereafter for the three consecutive quarters then ended shall not be less than the amounts indicated below for such quarter end (and, if expressed as a deficit, the Borrower's EBITDA loss shall not be greater than the amount indicated below for the relevant period):

               [   *   ]

provided that for purposes hereof, "EBITDA" shall be determined without reduction for non-cash charges consisting of expenses recognized with respect to goodwill, intangibles, and purchased research and development related to Acquisitions permitted hereunder and accounted for during the relevant measuring period.

------------

[  *  ] Confidential Treatment Requested

        (c) Maximum Payable Days. As of the end of each fiscal quarter, the product of (i) the quotient of (A) the accounts payable (excluding accounts payable in respect of general administration and marketing to the extent not included in cost of goods sold as reported per GAAP) of the Borrower as of the end of such fiscal quarter divided by (B) the product of (I) the cost of goods sold as reported per GAAP by the Borrower for such fiscal quarter and to be disclosed in financials to be filed with the SEC times (II) 4 times (ii) 365, shall be equal to or less than 100.

        (d) Capital Expenditures/Acquisitions. (i) Without duplication, the aggregate capital expenditures made, Acquisitions consummated, and Special Investments made pursuant to Section 7.4(e), by the Borrower and its Subsidiaries, shall not exceed in any fiscal year the Capital Expenditure Component plus [ * ] (excluding any Equity Consideration paid in connection therewith). (ii) Capital expenditures (excluding Acquisitions) made by the Borrower and its Subsidiaries, in the aggregate, in any fiscal year, shall not exceed the Capital Expenditure Component for such fiscal year; (iii) The aggregate amount, without duplication, of Acquisitions consummated and Special Investments made by the Borrower and its Subsidiaries in the aggregate for any fiscal year shall not exceed [ * ]; it being understood that the use of common stock, $0.01 par value, of the Borrower, to consummate Acquisitions shall not be limited (including as specified in the parenthetical clause at the end of subsection (d)(i) above).

7.15    SUBORDINATED DEBT

        Not, and not permit any of its Subsidiaries to:

               (a) subject to clause (c) below, make any payment (whether of principal, interest or otherwise) on any Subordinated Debt on any day other than the stated, scheduled date for such payment set forth in the documents and instruments evidencing such Subordinated Debt (which shall in all cases for principal be at least 45 days later than the Maturity Date);

               (b) make any payment on any Subordinated Debt in contravention or violation of the subordination provisions thereof; or

               (c) prepay, redeem, purchase or defease any Subordinated Debt, or make any deposit for any of the foregoing purposes; or

-----------

[  *  ] Confidential Treatment Requested


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               (d) enter into any amendment or modification of any Subordinated
Debt.

7.16    NON-MATERIAL SUBSIDIARIES

        The Borrower shall not permit (i) the total (gross) revenues of all Non-Material Subsidiaries in the aggregate for the preceding four fiscal quarter period to exceed [ * ] of total (gross) revenues of the Borrower and all its Subsidiaries for such period or (ii) total assets, as of the last day of the preceding fiscal quarter, with a net book value in excess of [ * ] of the total net book value of total assets of the Borrower and all its Subsidiaries, in each case, based upon the Borrower's most recent annual or quarterly financial statements delivered to the Agent under Section 6.1; provided, that the Borrower shall have the power to designate in writing to the Agent any Non-Material Subsidiary as a Material Subsidiary, subject to all provisions in this Agreement concerning Material Subsidiaries, (within three days of determining non-compliance with this Section 7.16) for the purposes of complying with this
Section 7.16; provided further any Subsidiary which is acquired or formed in connection with a permitted Acquisition or otherwise has been a Subsidiary of the Borrower for less than four fiscal quarters shall, for purposes of the foregoing tests, include its financial results for the relevant fiscal quarters (i.e., those necessary to report four fiscal quarters of revenues) prior to becoming a Subsidiary of the Borrower, as if such Subsidiary had become a Subsidiary of the Borrower at the beginning of such four fiscal quarter period. Subject to the foregoing and delivery of the certificate called for in Section 6.2, the Borrower may from time to time designate Subsidiaries as Non-Material Subsidiaries.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

8.1     EVENT OF DEFAULT

        Any of the following shall constitute an "Event of Default":

               (a) Non-Payment. The Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within 5 days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

------------

[  *  ] Confidential Treatment Requested


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               (b) Representation or Warranty. Any representation or warranty by the Borrower or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

               (c) Specific Defaults. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.2, 6.3, or 6.6 or in Article VII other than Sections 7.6 and 7.13; provided, failure to promptly notify the Agent of a non-material Default shall not constitute an Event of Default if the underlying event giving rise to such Default has been cured or waived; or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.9 and such default shall continue unremedied for a period of 3 days; or

               (d) Other Defaults. The Borrower or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days (or such longer period of time of not more than 45 days as is reasonably necessary to cure provided that the Borrower is diligently pursuing a cure and then only if the cure can reasonably be effected during such extended period) after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Agent or any Lender; provided in the case of Warrants, such default shall exist with respect to or be asserted by, a holder thereof which is a Lender or an Affiliate of a Lender; or

               (e) Cross-Default. The Borrower or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of


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
such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided, in the case of undrawn committed facilities which have not been terminated by the parties (other than the Borrower or its Subsidiaries) thereto, the Borrower shall have ten (10) days to either cure the underlying default or terminate such facility; or

               (f) Insolvency; Voluntary Proceedings. The Borrower or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

               (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

               (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $1,000,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

               (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower


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
or any Subsidiary involving in the aggregate a liability (i) (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $2,000,000 or more, or (ii) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more (whether or not covered by third-party insurance as to which the insurer does not dispute coverage), and the same shall remain unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

               (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

               (k) Change of Control. There occurs any Change of Control which shall have continued for three (3) days; or

               (l) Adverse Change. There occurs a Material Adverse Effect; or

               (m) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Debt is for any reason revoked or invalidated, or otherwise cease to be in full force and effect, the Borrower, its shareholders, or their Affiliates contest in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions; or

               (n)    Collateral.

                      (i) (A) Any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable in any material respect against the Borrower or any Subsidiary party thereto (other than Non-Material Subsidiaries which do not have any material Collateral) or (B) the Borrower or any Subsidiary shall state that any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary party thereto in writing or bring an action to limit its obligations or liabilities thereunder; or

                      (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to

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
be a perfected and first priority security interest with respect to any material item of collateral subject only to Permitted Liens.

8.2     REMEDIES

        If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Lenders,

               (a) if the Closing Date has not occurred, declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

               (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

               (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) or (g) of Section 8.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

8.3     RIGHTS NOT EXCLUSIVE

        The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.4     CERTAIN FINANCIAL COVENANT DEFAULTS

        In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Borrower (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of Section 7.14(b) as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Borrower announces publicly it will take, is taking or


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
has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Borrower delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

8.5     NON-MATERIAL SUBSIDIARIES

        Notwithstanding any provision hereof to the contrary, any non-compliance by a Non-Material Subsidiary (or the failure of the Borrower to cause a Non-Material Subsidiary to comply) with, or the occurrence with respect to, the provisions of Sections 5.16, 5.19, 6.7, 8.1(f) and 8.1(g) shall not constitute an Event of Default unless such non-compliance could reasonably be expected to have a Material Adverse Effect.

8.6     ACQUIRED SUBSIDIARIES

        Notwithstanding anything contained in Section 8.1(b) to the contrary, the failure of any representation or warranty contained herein or any of the Loan Documents with respect to any Subsidiary which was acquired pursuant to an Acquisition permitted hereunder to be correct in all material respects on or as of the date made or deemed made, which failure relates solely to events, circumstances or conditions occurring or existing prior to such Acquisition, shall not constitute a Default or Event of Default hereunder if the aggregate liability or impairment to Collateral which could reasonably be expected to result from all such failures does not exceed $2,000,000.

                                   ARTICLE IX
                                    THE AGENT

9.1     APPOINTMENT AND AUTHORIZATION

        Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants,


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
functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

9.2     DELEGATION OF DUTIES

        The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3     LIABILITY OF AGENT

        None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

9.4     RELIANCE BY AGENT

        (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems


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appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

        (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

9.5     NOTICE OF DEFAULT

        The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.6     CREDIT DECISION

        Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions


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
contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

9.7     INDEMNIFICATION OF AGENT

        Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

9.8     AGENT IN INDIVIDUAL CAPACITY

        Deutsche Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though Deutsche Bank were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Deutsche Bank or its Affiliates may


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
receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Deutsche Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" include Deutsche Bank in its individual capacity.

9.9     SUCCESSOR AGENT

        The Agent may, and at the request of the Required Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, if no Default or Event of Default then exists, be approved by the Borrower. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10    WITHHOLDING TAX

        (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

               (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;


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
              (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

             (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

        Such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

        (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

        (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

        (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

        (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction


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
of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

9.11    COLLATERAL MATTERS

        (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

        (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter;
(iv) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Lenders or all the Lenders, as the case may be, as provided in subsection 10.1(f). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this subsection 9.11(b).

        (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of the Borrower or any Subsidiary) that the Borrower's obligation to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Lender.

                                    ARTICLE X
                                  MISCELLANEOUS

10.1    AMENDMENTS AND WAIVERS

        No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Agent, do any of the following:

               (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2), unless such Lender has consented thereto in writing;

               (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment (including without limit mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

               (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

               (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder; or

               (e) amend the definition of "Required Lenders," this Section, or
Section 2.13, or any provision herein providing for consent or other action by all Lenders; or

               (f) release any material portion of the Collateral except as otherwise may be provided in a Loan Document or except where the consent of the Required Lenders only is specifically provided for;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this

Agreement or any other Loan Document, and (ii) the Commitment Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

10.2    NOTICES

        (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile
(i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.2; or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

        (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Agent.

        (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

10.3    NO WAIVER; CUMULATIVE REMEDIES

        No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.4    COSTS AND EXPENSES

        The Borrower shall:

               (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Deutsche Bank (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(e)) for all reasonable costs and expenses incurred by Deutsche Bank (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Deutsche Bank (including in its capacity as Agent) with respect thereto, but excluding printing, duplicating, mailing and travel costs related to the syndication of the Loans; and

               (b) pay or reimburse the Agent, the Arranger and each Lender within five Business Days after demand (subject to subsection 4.1(e)) for all costs and expenses (including reasonable Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

               (c) pay or reimburse Deutsche Bank (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.1(e)) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by Deutsche Bank (including in its capacity as Agent) in connection with the matters referred to under subsections (a) and (b) of this Section.

10.5    BORROWER INDEMNIFICATION

        (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, defend and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of or from a breach of contract by such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

        (c) Survival; Defense. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel reasonably satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section shall be paid within 30 days after demand.

10.6    MARSHALLING; PAYMENTS SET ASIDE

        Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

10.7    SUCCESSORS AND ASSIGNS

        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

10.8    ASSIGNMENTS, PARTICIPATIONS, ETC.

        (a) Any Lender may, with the written consent of the Agent and the Borrower which shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent or the Borrower shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender or to another Lender; provided, further, no Borrower consent shall be required if there is a continuing Default or an Event of Default) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit D ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500.

        (b) From and after the date that the Agent notifies the assignor Lender that the proposed assignee is an approved Eligible Assignee (to the extent approval is necessary), that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

        (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Borrower shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Lender has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

        (d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 10.1, and (v) each such participation shall be in an aggregate principal amount of at least $3,000,000 (or such lesser amount as shall equal the portion of the originating Lender's Loans for which participating interests have not been sold hereunder). In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1,
3.3 and 10.5 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

        (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31

CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

10.9    CONFIDENTIALITY

        Agent and each Lender agree to take and to cause their Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower as well as information that, given its nature, should reasonably be believed by such Persons to be confidential, provided to them by the Borrower or any Subsidiary, or by the Agent on such Borrower's or Subsidiary's behalf, under this Agreement or any other Loan Document. Neither the Agent, the Lender nor any of their Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent, such Lender, or their respective Affiliate or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Borrower or a Subsidiary known to the Agent, such Lender, or their respective Affiliate; provided, however, that the Agent, any Lender, or any of their respective Affiliates may disclose such information at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority (with subsequent notice thereof promptly given to the Borrower) or, after having given notice to the Borrower (unless such notice is prohibited by law) and reasonable opportunity, in light of the circumstances, for the Borrower to obtain a confidentiality agreement or a protective order (substantively similar to the requirements herein), as appropriate, (A) pursuant to subpoena or other court process; (B) when required to do so in accordance with the provisions of any applicable Requirement of Law; (C) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party; (D) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; provided, further, that the Agent, any Lender, or any of their respective Affiliates may disclose such information (W) to such Lender's independent auditors and other professional advisors; (X) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing for the express benefit of the Borrower to keep such information confidential to the same extent required of the Lenders hereunder; (Y) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and (Z) to its Affiliates; however, in each of the foregoing clauses (W) through (Z), (i) the agreement referred to in clause (Y) is made for the express benefit of the Borrower; (ii) disclosure to any Person is prohibited unless the Agent or such Lender believes in good faith that such Person is not a competitor of the Borrower; and (iii) any disclosure made in accordance with the foregoing clauses (W) through (Z) is made to Persons only on a need-to-know basis.

10.10   SET-OFF

        In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.11   AUTOMATIC DEBITS OF FEES

        With respect to any arrangement fee, underwriting fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, Deutsche Bank or the Arranger under the Loan Documents, the Borrower hereby irrevocably authorizes Deutsche Bank to debit any deposit account of the Borrower with Deutsche Bank in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Deutsche Bank's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

10.12   NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC.

        Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

10.13   COUNTERPARTS

        This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

10.14   SEVERABILITY

        The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.15   NO THIRD PARTIES BENEFITED

        This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

10.16   GOVERNING LAW AND JURISDICTION

        (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

        (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER, THE AGENT AND THE

LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

10.17   WAIVER OF JURY TRIAL

        THE BORROWER, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.18   ENTIRE AGREEMENT

        This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

        [Signature page(s) follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.



                               AMAZON.COM, INC.



                               By: Joy D. Covey
                                 ------------------------------------
                               Title: Chief Financial Officer
                                    ---------------------------------

                               DEUTSCHE BANK AG, NEW YORK BRANCH, as
                               Administrative Agent


                               By: Ira Lubinsk
                                 ------------------------------------
                               Title: Vice President
                                    ---------------------------------

                               By: Inken S. Finnamore
                                 ------------------------------------
                               Title: Assistant Vice President
                                    ---------------------------------

                               DEUTSCHE BANK AG, NEW YORK BRANCH AND CAYMAN
                               ISLANDS BRANCH, as a Bank


                               By: William W. McGinty
                                 ------------------------------------
                               Title: Director
                                    ---------------------------------

                               By: Ira Lubinsky
                                 ------------------------------------
                               Title: Vice President
                                    ---------------------------------

                               VAN KAMPEN AMERICAN CAPITAL PRIME RATE INCOME TRUST, as a Lender


                               By: Jeffery W. Maillet
                                 ----------------------------------
                               Title: Sr. Vice President & Director
                                    -------------------------------

                               By:
                                 ----------------------------------
                               Title:
                                    -------------------------------

                               BANKBOSTON N.A., as a Bank


                               By: David B. Herter
                                 ----------------------------------
                               Title: Managing Director
                                    -------------------------------

                               By:
                                 ----------------------------------
                               Title:
                                    -------------------------------

                               BANQUE PARIBAS, as a Bank


                               By: Nanci Meyer
                                 -------------------------------
                               Title: Vice President
                                    ----------------------------

                               By: [signature illegible]
                                 -------------------------------
                               Title: Director
                                    ----------------------------
                               SILICON VALLEY BANK, as a Bank


                               By: Laurita J. Hernandez
                                 -------------------------------
                               Title: Vice President
                                    ----------------------------

                               By:___________________________________
                               Title:________________________________